Exhibit 21

Subsidiaries of the Registrant

	State of	Fictitious
Subsidiary Name	Organization	Business Name

720 University, LLC	Wyoming
Dation, LLC	Delaware
DarkHorse Golf Club, LLC	California	DarkHorse Golf Club
Baldwin Ranch Subdivision, LLC	California
Anacapa Villas, LLC	California	Anacapa Villas
The Last Resort and Marina, LLC	California	The Last Resort and Marina
33rd Street Terrace, LLC	California	Palm Terrace
Lone Star Golf, LLC	California	Auburn Valley Golf Club
Wolfe Central, LLC	California
54th Street Condos, LLC	Arizona
AMFU, LLC	Arizona
Phillips Road, LLC	Washington
550 Sandy Lane, LLC	California	Villagio Apartments
1401 on Jackson, LLC	California	Jackson Courtyard
TOTB Miami, LLC	Florida	Treasures on the Bay